Exhibit 4.4

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

FOURTH AMENDED AND RESTATED SHAREHOLDERS

AGREEMENT

by and among

YUANBAO INC. (元保控股有限公司)

FRANCHISE FUND LP

SIG GLOBAL CHINA FUND I, LLLP

and

THE OTHER PARTIES NAMED HEREIN

April 13, 2021

FOURTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Fourth Amended and Restated SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on April 13, 2021, by and among:

A. Yuanbao Inc. (元保控股有限公司), an exempted company incorporated and existing under the laws of Cayman Islands whose registered address is at the offices of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands (the “Company”);

B. Yuanbao (Hong Kong) Limited, a limited company incorporated and existing under the laws of Hong Kong whose registered address is at [***] (the “HK Company”);

C. Yuanbao Kechuang (Beijing) Technology Co., Ltd. (元保科创（北京）科技有限公司), a wholly foreign owned enterprise established under the laws of the PRC, whose registered address is at [***] (the “WFOE”);

D. Yuanbao Shuke (Beijing) Technology Co., Ltd. (元保数科（北京）科技有限公司), a company established under the laws of the PRC, whose registered address is at [***] (the “Domestic Company”);

E. Beijing Lemon Jieyou Technology Development Co., Ltd. (北京柠檬解忧科技发展有限公司), a company established under the laws of the PRC, whose registered address is at [***] (the “Domestic Subsidiary 1”);

F. Yuanbao Muyi (Beijing) Technology Co., Ltd (元保木易（北京）科技有限公司), a company established under the laws of the PRC, whose registered address is at [***] (the “Domestic Subsidiary 2”);

G. Yuanbao Insurance Broker (Beijing) Co., Ltd (元保保险经纪（北京）有限公司), a company established under the laws of the PRC, whose registered address is at [***] (the “Domestic Subsidiary 3”);

H. Beijing Xingchen Lekang Technology Co., Ltd (北京星辰乐康科技有限公司), a company established under the laws of the PRC, whose registered address is at [***] (the “Domestic Subsidiary 4” together with the Domestic Subsidiary 1, Domestic Subsidiary 2 and Domestic Subsidiary 3, the “Domestic Subsidiaries”);

I. The Persons as set forth on Schedule A-1 (each a “Key Party”, and collectively, the “Key Parties”);

J. The entities as set forth on Schedule A-2 (each a “Founder Holdco”, and collectively, the “Founder Holdcos”, together with the Key Parties, the “Founder Parties” and each, an “ Founder Party”);

K. The entity as set forth on Schedule B (the “Series Seed Investor”);

L. The entities as set forth on Schedule C (the “Series Angel Investors”, each a “Series Angel Investor”); and

M. The entities as set forth on Schedule D (the “Series B Investors”, each a “Series B Investor”).

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N. The entities as set forth on Schedule E (the “Series C1 Investors”, each a “Series C1 Investor”)

O. The entities as set forth on Schedule F (the “Series C2 Investors”, each a “Series C2 Investor”, together with the Series Seed Investor, the Series Angel Investors, the Series B Investors, and the Series C1 Investors, the “Investors”, each an “Investor”)

Each of the foregoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. The Series Seed Investor has purchased from the Company, and the Company has sold to the Series Seed Investor, certain Series Seed Preferred Shares of the Company on the terms and conditions set forth in the share purchase agreement dated January 22, 2020 by and among the Company, the HK Company, the Domestic Company, the Key Parties, the Founder Holdcos and the Series Seed Investor (the “Series Seed Share Purchase Agreement”).

B. The Series Angel Investors have purchased from the Company, and the Company has sold to the Series Angel Investors, certain Series Angel Preferred Shares of the Company on the terms and conditions set forth in the share purchase agreement dated March 27, 2020 by and among the Group Companies (excluding Domestic Subsidiary 2, Domestic Subsidiary 3 and Domestic Subsidiary 4), the Key Parties, the Founder Holdcos and the Series Angel Investors (the “Series Angel Share Purchase Agreement”).

C. The Series B Investors have purchased from the Company, and the Company has sold to the Series B Investors, certain Series B Shares of the Company on the terms and conditions set forth in the share purchase agreement dated September 30, 2020 by and among the Group Companies (excluding Domestic Subsidiary 4), the Key Parties, the Founder Holdcos and the Series B Investors (the “Series B Share Purchase Agreement”).

D. The Series C1 Investors have purchased from the Company, and the Company has sold to the Series C1 Investors, certain Series C1 Shares of the Company on the terms and conditions set forth in the share purchase agreement dated March 19, 2021 by and among the Group Companies, the Key Parties, the Founder Holdcos and the Series C1 Investors (the “Series C1 Share Purchase Agreement”).

E. The Series Seed Investor, the Series Angel Investors, the Series B Investors, the Series C1 Investors, the Company, the Group Companies, the Key Parties and the Founder Holdcos have entered into a shareholders agreement dated March 19, 2021 (the “Prior SHA”).

F. The Series C2 Investors have purchased from the Company, and the Company has sold to the Series C2 Investors, certain Series C2 Preferred Shares of the Company on the terms and conditions set forth in the share purchase agreement dated April 13, 2021 by and among the Group Companies, the Key Parties, the Founder Holdcos and the Series C2 Investors (the “Series C2 Share Purchase Agreement”).

G. In connection with the consummation of the transactions contemplated by the Series C2 Share Purchase Agreement, the Parties hereto desire to enter into this Agreement for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Shareholders and the Company and to terminate, supersede and replace the Prior SHA in its entirety.

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AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. GENERAL MATTERS.

1.1 Definitions. Capitalized terms used herein without definition have the meanings assigned to them in Annex A attached to this Agreement. The use of any term defined in Annex A in its uncapitalized form indicates that the words have their normal and general meaning.

1.2 Pledge. The Company, the Key Parties and the Founder Holdcos shall cause all Parties to this Agreement, other than the Investors, to perform their obligations under this Agreement.

2. INFORMATION AND INSPECTION RIGHTS.

2.1 Information and Inspection Rights Prior to a Qualified IPO.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds no less than two percent (2%) Shares of the Company (calculated on an as-converted and fully diluted basis), the Company will and will cause the Group Companies to, deliver to such Investor the following with respect to the Company and its Subsidiaries:

(i) audited annual consolidated financial statements within one hundred and twenty (120) days after the end of each fiscal year, audited by a qualified accounting firm approved by the Majority of all Preferred Shares;

(ii) unaudited quarterly consolidated financial statements and unaudited monthly consolidated financial statements within forty-five (45) days after the end of each quarter;

(iii) an annual consolidated budget for the fiscal year prior to the beginning of each fiscal year (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Investors pursuant to this Section 2.1 shall include the profit and loss statement, the cash flow statement for the relevant period and the balance sheet ending on the relevant date and shall be prepared in accordance with U.S. GAAP, PRC GAAP, IFRS. All the documents to be provided to the Investors pursuant to this Section 2.1 shall be provided by the chief financial officer or the financial controller of the Company.

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(b) Inspection Rights. The Company covenants and agrees that, commencing on the date of this Agreement, and for so long as any Investor holds any Shares of the Company then outstanding, (i) such Investor or its appointee shall have the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies; with respect to the Domestic Company, if any Investor or its appointee exercises the Inspection Rights in this Section 2.1 b (i), it shall make a written request and state the purpose to the Domestic Company and such inspection shall not materially adversely influence the ordinary course of business of the Domestic Company; (ii) such Investor or its appointee who holds no less than two percent (2%) Shares of the Company, shall have the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel, financial advisors, and investment bankers (the “Inspection Rights”).

(c) Audit. The Investors who individually or collectively hold more than ten percent (10%) Shares of the Company shall be entitled individually or jointly appoint an accounting firm to audit the Group Companies at its own cost, provided that: (a) such audit shall not materially adversely influence the ordinary course of business of the Group Companies; and (b) such audit shall only occur no more than once in a fiscal year.

2.2 The Information Rights and Inspection Rights set forth in Section 2.1 shall terminate upon consummation of a Qualified IPO.

3. REGISTRATION RIGHTS.

3.1 Applicability of Rights. The holders of the Investment Securities shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2 Definitions. For purposes of this Section 3:

(a) Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means: (1) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares; (2) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (3) any other Ordinary Share owned or hereafter acquired by the Investors, including Ordinary Shares issued in respect of the Ordinary Shares described in (1)-(2) above upon any share split, share dividend, recapitalization or a similar event; and (4) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

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(d) Holder. For purposes of this Section 3, the term “Holder” means any Person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Section 3 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

3.3 Demand Registration.

(a) Request by Holders. If the Company shall receive, at any time after the earlier of (i) the sixth (6th) anniversary of the Closing, or (ii) six (6) month after a Qualified IPO, a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company files a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.3, then the Company shall, within ten (10) Business Days after the receipt of such written request, give a written notice of such request (the “Request Notice”) to all Holders. The Holders shall send a written notice stating the number of Registrable Securities requested to be registered and included in such registration (the “Request Securities”) to the Company within ten (10) Business Days after receipt of the Request Notice. The Company shall thereafter use its best efforts to effect, as soon as practicable, the registration of the Request Securities, subject only to the limitations of this Section 3.3.

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(b) Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice referred to in Section 3.3(a). In the event of an underwritten offering, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro-rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced (x) by more than seventy-five percent (75%) and (y) unless all other securities are first entirely excluded from the underwriting and registration including all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company. Further, if, as a result of such underwriter cutback, the Holders cannot include in the IPO all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the three (3) demand Registrations to which the Holders are entitled pursuant to this Section 3. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder”, and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined herein.

(c) Maximum Number of Demand Registrations. The Company shall have no obligation to effect more than three (3) registrations pursuant to this Section 3.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to this Section 3.3, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

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(e) Expenses. The Company shall pay all expenses (excluding only underwriting discounts and commissions relating to the Registrable Securities sold by the Holders) incurred in connection with any registration pursuant to this Section 3.3, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders of the Registrable Securities and any fee charged by any depositary bank, transfer agent or share registrar. Each Holder participating in a registration pursuant to this Section 3.3 shall bear such Holder’s proportionate share (based on the total number of shares of Registrable Securities sold in such registration other than for the account of the Company) of all underwriting discounts and commissions relating to the Registrable Securities sold by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay any expense of any registration proceeding begun pursuant to this Section 3.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 3.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, or if the registration proceeding is terminated for any reason not specifically covered by this Section 3.3(e), then the Company shall be required to pay all of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.3.

3.4 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(a) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including any Person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro-rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Section 3.4, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5 Form S-3 or Form F-3 Registration. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

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(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(i) if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price of less than US$1,000,000 to the public; or

(iii) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested to be included in such registration) pursuant to the provisions of Section 3.4(a).

(c) Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Section 3.5, including all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Section 3.5 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d) Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5.

(e) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.5, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(f) Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above.

(g) Underwriting. If the requested registration under this Section 3 is for an underwritten offering, the provisions of Section 3.3(b) shall apply.

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If the Company fails to perform any of the Company’s obligations set forth above in this Section 3.5 relating to a demand registration made pursuant to Section 3.3, such registration shall not constitute the use of a demand registration under Section 3.3.

3.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Section 3;

(f) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

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(h) Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort letter” dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

3.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a) By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii) any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

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(iv) and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b) By Selling Shareholders. To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Section 3.8(b) plus any amount under Section 3.8(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.8.

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(d) Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Section 3.8; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement absent guilty of such fraudulent misrepresentation; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any Person or entity who was not guilty of such fraudulent misrepresentation.

(f) Survival. The obligations of the Company and Holders under this Section 3.8 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

3.9 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

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(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company;

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.10 Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 3.3, 3.4 or 3.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding (including the consent of the Preferred Majority), the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 3, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

3.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Section 3.12 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement. Notwithstanding anything to the contrary, the Company and each Holder undertake to take all necessary steps, in compliance with all applicable laws, to minimize the lockup period, which any Preferred Shareholders may be subject to.

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3.13 Public Offering Rights (Non-U.S. Offerings). If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as - converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

3.14 Re-sale Rights. The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

4. RIGHT OF PARTICIPATION.

4.1 With Respect to Issuance of New Securities:

(a) General. Each holder of Preferred Shares (the “Participation Rights Holders”, and each a “Participation Rights Holder) shall have a right of first refusal to purchase such a Pro Rata Share of all or any part of the New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”). Each Participation Rights Holder shall be entitled to apportion its Right of Participation hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(b) Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted and fully diluted basis) then held by such Participation Rights Holder, to (b) the total number of Ordinary Shares of the Company then outstanding (assuming conversion of all convertible securities) immediately prior to the issuance of New Securities giving rise to the Right of Participation. A “fully diluted basis” means that the calculation is to be made on the assumption that all shares of the Company then capable of being issued on the exercise of all conversion rights, option, warrants and other contractual rights have been issued, irrespective of whether or not such rights are then exercisable, which determination shall take into account the ESOP Shares, and all classes of shares of the Company are deemed to be converted into Ordinary Shares.

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(c) New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(i) any Preferred Shares issued pursuant to the Series C2 Share Purchase Agreement or upon the exercise of SCC Warrant, any outstanding securities convertible into Preferred Shares or Ordinary Shares as of the date hereof, or Ordinary Shares issued upon conversion of the Preferred Shares authorized;

(ii) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(iii) in the aggregate up to 35,522,337 Ordinary Shares issued or issuable to officers, directors, employees and consultants of the Company pursuant to any equity plan or incentive arrangement to be approved by the Board in accordance with Section 7 herein;

(iv) those issued as a dividend or distribution on Preferred Shares or any event for which adjustment is made, provided that such dividend, distribution or event is duly approved in accordance with this Agreement and Restated M&A;

(v) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger ,purchase of assets, or other reorganization in which the Company acquires, in a single transaction or a series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such acquisition has been approved by the Board and the Shareholders pursuant to the Restated M&A; and

(vi) any securities offered in an underwritten registered public offering by the Company, as duly approved according to this Agreement and the Restated M&A.

(d) Procedures.

(i) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount, the type and the price of New Securities and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall be entitled to purchase all or any part of such Participation Rights Holder’s Pro Rata Share of such New Securities at the price and upon the terms and conditions specified in the First Participation Notice by giving a written notice to the Company and stating therein the number of New Securities to be purchased (such number shall not exceed such Participation Rights Holder’s Pro Rata Share) within twenty (20) Business Days from the date of such First Participation Notice. If any Participation Rights Holder fails to send such written notice within the prescribed time period or declines to exercise fully its Right of Participation, then the right of such Participation Rights Holder to purchase all of any part of its Pro Rata Share of such New Securities shall be forfeited.

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(ii) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to fully exercise its Right of Participation in accordance with Section 4.1(d)(i) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who exercised in full their Right of Participation (the “Oversubscription Participants”) in accordance with Section 4.1(d)(i) above. Each Oversubscription Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of remaining New Securities subject to the Right of Participation of all the Participation Rights Holders pursuant to Section 4.1(d)(i), each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to such number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities subject to the Right of Participation of all the Participation Rights Holders pursuant to Section 4.1(d)(i) by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted and fully diluted basis) held by such Oversubscription Participant and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted and fully diluted basis) held by all the Oversubscription Participants.

(e) Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holders exercise the Right of Participation with respect to the New Securities described in the First Participation Notice, after twenty (20) Business Days following the date of the First Participation Notice, the Company shall have a period of one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation was not fully exercised) at the same price and upon the same non-price terms specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such prescribed period, then the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.2 Non-Selling Shareholders’ Right of First Refusal on Transfer of Ordinary Shares:

(a) Restriction on Transfers. Subject to Section 10.1, each holder of Ordinary Shares shall not sell, transfer, pledge, hypothecate, encumber or otherwise dispose of its Ordinary Shares to any Person, whether directly or indirectly, except in compliance with this Section 4.2 and Section 5.

(b) Notice of Sale. To the extent the applicable consent is given pursuant to Section 10.1, if any holder of Ordinary Shares (each, a “Selling Shareholder” and collectively, the “Selling Shareholders”) proposes to sell or transfer, directly or indirectly, any of its Ordinary Shares (the “Transfer Shares”), then the Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to each holder of the Preferred Shares (the “Non-Selling Shareholder”) and to the Company, which Transfer Notice shall include: (i) the number of Transfer Shares to be sold or transferred and the nature of such sale or transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed sale or transfer is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the sale or transfer is obtainable on the terms set forth in the Transfer Notice. Each holder of Preferred Shares shall be entitled to apportion its right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

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(c) First Notice of Purchase. Each Non-Selling Shareholder shall be entitled to purchase all or any part of such Non-Selling Shareholder’s pro rata share of the Transfer Shares at the price and upon the terms and conditions specified in the Transfer Notice by giving a written notice to the Selling Shareholder within twenty (20) Business Days after the date of the Transfer Notice (the “First Refusal Period”) stating therein the number of Transfer Shares to be purchased. If a Non-Selling Shareholder exercises such right and notifies the Selling Shareholder of the number of Transfer Shares to be purchased, then such Non-Selling Shareholder and the Selling Shareholder shall complete the purchase and sale of the Transfer Shares on the same terms and conditions as those set out in the Transfer Notice in accordance with the then executed definitive agreements. A failure by a Non-Selling Shareholder to respond within such prescribed period shall constitute a decision by such Non-Selling Shareholder not to exercise its right to purchase such Transfer Shares. For purposes of this clause (c), each Non-Selling Shareholder’s pro rata share of the Transfer Shares shall be equal to the number of Transfer Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as converted and fully diluted basis) held by such Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by all the Non-Selling Shareholders (on an as converted and fully diluted basis) on the date of the Transfer Notice.

(d) Second Transfer Notice; Over-Allotment. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares, the Selling Shareholder shall deliver a written notice thereof (the “Second Transfer Notice”), within two (2) days after the expiration of the First Refusal Period, to each Non-Selling Shareholder that elected to the full extent to purchase such Non-Selling Shareholder’s pro rata share of the Transfer Shares (each, a “Subsequent Non-Selling Shareholder” and collectively, the “Subsequent Non-Selling Shareholders”). Each Subsequent Non-Selling Shareholder shall have five (5) Business Days from the date of the receipt of the Second Transfer Notice (the “Second Refusal Period”) to notify the Selling Shareholder of its desire to purchase more than its pro rata share of the Transfer Shares, stating the number of the additional Transfer Shares it proposes to purchase. Such notice may be made by telephone if followed by a written confirmation within two (2) Business Days from the date of verbal notice. If as a result thereof, such over-allotment exceeds the total number of the remaining Transfer Shares available for purchase, the over-purchasing Subsequent Non-Selling Shareholders will be cut back or limited by the Selling Shareholder with respect to their over-allotment to that number of remaining Transfer Shares equal to the lesser of (a) the number of the additional Transfer Shares it proposes to purchase; and (b) the product obtained by multiplying (i) the number of the remaining Transfer Shares available for over-purchase by (ii) a fraction, the numerator of which is the number of Ordinary Shares (on an as converted and fully diluted basis) held by such over-purchasing Subsequent Non-Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (on an as converted and fully diluted basis) held by all the over-purchasing Subsequent Non-Selling Shareholders on the date of the Transfer Notice. Each over-purchasing Subsequent Non-Selling Shareholder and the Selling Shareholder shall be obligated to consummate the purchase and sale of such number of additional Transfer Shares as determined by the Selling Shareholder pursuant to this subsection (d) in accordance with the then executed definitive agreements and the Selling Shareholder shall so notify such Subsequent Non-Selling Shareholders within fifteen (15) Business Days from the date of the Second Transfer Notice.

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(e) Non-Exercise. Subject to the provisions of Section 5, in the event the Non-Selling Shareholder fails to purchase all of the Transfer Shares within the above-prescribed period, the Selling Shareholder shall have one hundred and twenty (120) days after delivery of the Transfer Notice to each Non-Selling Shareholder to sell such Transfer Shares at a price upon terms and conditions no more favorable to the transferee than those specified in the original Transfer Notice provided that, as a condition precedent to the validity of such transfer or assignment, (i) such transfer is effected in compliance with all applicable laws, and (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as if it were an original party hereto. In the event that the Selling Shareholder has not sold the Transfer Shares within such prescribed period, the Selling Shareholder shall not thereafter sell any Shares without first offering such Shares to the Non-Selling Shareholders in the manner provided in this Section 4 and in Section 5.

(f) Closing. If any Non-Selling Shareholder elects to purchase the Transfer Shares pursuant to this Section 4.2, then the payment for the Transfer Shares to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against delivery of such Transfer Shares to be purchased, at a place and time agreed by the Selling Shareholder and each Non-Selling Shareholder that has elected to purchase all or part of the Transfer Shares.

4.3 With Respect to Shares Owned by the Investors:

For the avoidance of doubt, any Investor may freely transfer any Shares of the Company now or hereafter owned or held by it without limitation; provided that (i) such transfer is effected in compliance with all applicable laws, (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as a “Series Seed Investor”, “Series Angel Investor”, “Series B Investor”, “Series C1 Investor” or “Series C2 Investor”(if not already a Party hereto), as applicable, upon and after such transfer, and (iii) the transferee is not a competitor of the Group Companies as listed in Exhibit C attached hereto, which list of competitors may be updated every six (6) months with the prior written approval of the majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors), and except as otherwise agreed by a majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors), the Competitor List shall include no more than six (6) competitors. Notwithstanding the foregoing, provided that if any Investor proposes to transfer part or all of the Equity Securities it holds in the Company to any potential purchaser (the “Potential Purchaser”), such Investor shall send a notice to the Company and the Board to notify such proposed transfer (including the information of the Potential Purchaser), and after the receipt of such notice sent by such Investor, the majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors) shall not update the Potential Purchaser into the Competitor List within six (6) months following the receipt of such notice. The Company shall update its register of members upon the consummation of any such permitted transfer. Each Investor shall be entitled to disclose to any bona fide proposed transferee any information, documents or materials concerning the Company known to or in possession of such Investor.

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5. TRANSFER RESTRICTIONS.

5.1 Co-Sale Right. To the extent any Non-Selling Shareholder does not exercise its respective rights of first refusal as to all of the Transfer Shares pursuant to Section 4.2, such Non-Selling Shareholder (a “Co-Sale Right Holder”) shall have the right, exercisable upon delivery of a written notice to the Selling Shareholder, with a copy to the Company, within twenty (20) Business Days after the receipt of the Transfer Notice, to participate in the sale of any Transfer Shares to the extent of such Co-Sale Right Holder’s Pro Rata Co-Sale Share at the same price and upon the same terms and conditions indicated in the Transfer Notice. A failure by the Co-Sale Right Holder to respond within such prescribed period shall constitute a decision by such Co-Sale Right Holder not to exercise its right of co-sale as provided herein. To the extent one (1) or more of the Co-Sale Right Holders exercise such right of co-sale in accordance with the terms and conditions set forth below, the number of Transfer Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The foregoing co-sale right of each Co-Sale Right Holder shall be subject to the following terms and conditions:

(a) each Co-Sale Right Holder may sell all or any part of its Pro Rata Share of the Transfer Shares. A Co-Sale Right Holder’s “Pro Rata Co-Sale Share” of a specified quantity of Transfer Shares shall mean that number of Ordinary Shares (or that number of Preferred Shares which, if converted at the current conversion ratio, would equal that number of Ordinary Shares) which equals the specified quantity of Transfer Shares proposed to be transferred multiplied by a fraction equal to (i) the total number of Ordinary Shares (on an as converted and fully diluted basis) then held by such Co-Sale Right Holder exercising co-sale rights pursuant to this Section 5, divided by (ii) the total number of Ordinary Shares held by the Selling Shareholder plus the total number of Ordinary Shares then held by all Co-Sale Right Holders exercising co-sale rights pursuant to this Section 5, on an as converted and fully diluted basis. As used in this definition, the phrase “on an as converted and fully diluted basis” shall mean assuming conversion of all Preferred Shares but not assuming exercise or conversion of any other outstanding option, warrants, or other convertible securities. Notwithstanding the foregoing, if the transfer of the Transfer Shares by the Selling Shareholder(s) will result in a change of Control of the Company, each Co-Sale Right Holder shall be entitled to sell up to all of its Shares (no more than the maximum number of Transfer Shares identified in the Transfer Notice) to the prospective purchaser(s).

(b) each Co-Sale Right Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder, with a copy to the Company, for transfer to the prospective purchaser share certificates in respect of all Shares to be sold by such Co-Sale Right Holder and a transfer form signed by such Co-Sale Right Holder, which indicates:

(i) the number of Ordinary Shares which such Co-Sale Right Holder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Right Holder elects to sell; or

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(iii) any combination of the foregoing;

provided, however, that if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Co-Sale Right Holder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

5.2 Procedure at Closing. The share certificate or certificates that such Co-Sale Right Holder delivers to the Selling Shareholder pursuant to paragraph 5.1(b) shall be transferred to the prospective purchaser in consummation of the sale of the Transfer Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Right Holder that portion of the sale proceeds to which such Co-Sale Right Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase shares or other securities from a Co-Sale Right Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell any Transfer Shares to such prospective purchaser or purchasers unless and until, simultaneously with such sales, the Selling Shareholder shall purchase such shares or other securities from such Co-Sale Right Holder. In selling their Shares pursuant to their co-sale right hereunder, the Co-Sale Right Holders shall not be required to give any representations or warranties with respect to their Shares to be sold except to confirm that they have not transferred or encumbered such Shares.

5.3 Non-Exercise. Subject to Section 4.2, to the extent the Co-Sale Right Holders do not elect to participate in the sale of Transfer Shares pursuant to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery of the Transfer Notice to each Co-Sale Right Holder, effect a transfer of the Transfer Shares covered by the Transfer Notice and not elected to be sold by the Co-Sale Right Holders. Any proposed transfer on terms and conditions more favorable than those described in the Transfer Notice, as well as any subsequent proposed transfer of any Shares by the Selling Shareholder, shall be subject to the procedures described in Section 4 and this Section 5.

5.4 Prohibited Transfer.

(a) Prohibited Transfer. In the event a Selling Shareholder should sell any Transfer Shares in disregard or contravention of Section 10.1, or the right of first refusal under Section 4.2 or the co-sale rights under Section 5.1 of this Agreement (a “Prohibited Transfer”), the Non-Selling Shareholders, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Shareholder shall be bound by the applicable provisions of such option.

(b) Put Right. Without prejudice to any other rights and remedies available to any Non-Selling Shareholder, in the event of a Prohibited Transfer, each Non-Selling Shareholder shall have the right to sell to the Selling Shareholder the type and number of Ordinary Shares equal to the number of Shares such Non-Selling Shareholder would have been entitled to transfer to the purchaser under Section 5.1 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

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(i) The price per share at which the Shares are to be sold to the Selling Shareholder shall be equal to the price per share paid by the purchaser to the Selling Shareholder in the Prohibited Transfer. The Selling Shareholder shall also reimburse each Non-Selling Shareholder for any and all reasonable fees and expenses, including legal fees and out-of-pocket expenses, incurred pursuant to the exercise or the attempted exercise of such Non-Selling Shareholder’s rights under this Section 5.

(ii) Each Non-Selling Shareholder shall, if exercising the option created hereby, deliver to the Selling Shareholder within ninety (90) days after the later of the dates on which the Non-Selling Shareholder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, a notice describing the type and the number of Shares to be transferred by the Non-Selling Shareholder.

(iii) The Selling Shareholder shall, promptly upon receipt of the notice described in subsection 5.4(b)(ii) above from the Non-Selling Shareholder(s) exercising the option created hereby, pay to each such Non-Selling Shareholder the aggregate purchase price for the Shares to be sold by such Non-Selling Shareholder, and the amount of reimbursable fees and expenses, as specified in subparagraph 5.4(b)(i), in cash or by other means acceptable to the Non-Selling Shareholder.

(iv) Upon receipt of full payment of the amount due from the Selling Shareholder, the Non-Selling Shareholder shall deliver to the Selling Shareholder the certificate or certificates representing Shares to be sold, together with a transfer form signed by the Non-Selling Shareholder transferring such shares.

(v) Notwithstanding the foregoing, any attempt by a Selling Shareholder to transfer any of the Transfer Shares in violation of Section 4 or 5 or 10.1 hereof shall be void, and the Company undertakes it will not affect such a transfer nor will treat any alleged transferee as the holder of such shares without the written consent of the Preferred Majority.

5.5 Drag-Along Right.

(a) Action to be Taken. In the event that a Trade Sale of the Company which values the Company at no less than US$1,200,000,000 is approved in writing by the Preferred Majority and FANG Rui (方锐), as long as FANG Rui (方锐) serves as a director of the Company), then each Shareholder agrees:

(i) if such transaction requires approval of the members of the Company, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Shares in favor of, and adopt, such Trade Sale and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Trade Sale;

(ii) if such transaction is a Share Sale, to sell the same proportion of Shares beneficially held by such Shareholder as is being sold by FANG Rui (方锐) and the Preferred Majority (the “Drag-Along Holders”) propose to sell their Shares, and on the same terms and conditions as the Drag-Along Holders;

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(iii) to execute and deliver all related documentation and take such other action in support of the Trade Sale as shall reasonably be requested by the Drag-Along Holders in order to carry out the terms and provisions of this Section 5.1, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; and

(iv) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Trade Sale.

(b) Purchase of Preferred Shares. Notwithstanding Section 5.5, in the event that any Shareholder refuses to sell its Shares in relation to a Trade Sale or otherwise does not approve such Trade Sale in accordance with Section 5.5 which causes the Trade Sale to fail to consummate in accordance with its terms, then upon the request of any one or more of the Drag-Along Holders, as the case may be, the refusing Shareholder(s) shall, in the aggregate, purchase all Shares held by the Drag-Along Holders at a price per Share equal to the price per Share agreed among the Board of Directors pursuant to Section 5.5(a) and the third party potential purchasers in the Trade Sale.

(c) Termination. The rights and covenants set forth in this Section 5.5 shall terminate and be of no further force or effect immediately before the consummation of a Qualified IPO.

6. ASSIGNMENT AND AMENDMENT.

6.1 Assignment.

(a) Except as expressly provided in this Agreement, the rights of the Investors under this Agreement are fully transferable and assignable prior to the Qualified IPO to any Person who holds or is acquiring Investment Securities in a permitted transfer; provided, that each Investor may assign its rights and obligations to its Affiliate(s) without consent of the other Parties under this Agreement; provided further, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of Section 4.3 and this Section 6, and agree to abide by this Agreement by executing an Adherence Agreement as provided in Section 6.1(b).

(b) For any transfer of Shares to be deemed effective, the transferee shall assume the obligations of the transferor under this Agreement by executing and delivering to the Company an Adherence Agreement substantially in the form attached hereto as Exhibit B (“Adherence Agreement”). Upon the execution and delivery of an Adherence Agreement by any transferee, such transferee shall be deemed to be an Ordinary Shareholder, Series Seed Investor, Series Angel Investor, Series B Investor, Series C1 Investor, Series C2 Investor or Holder hereunder, as appropriate. By their execution hereof, each of the parties hereto appoints the Company as its attorney-in-fact for the limited purpose of executing any Adherence Agreement which may be required to be delivered pursuant to this Section 6.1(b).

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6.2 Amendment. This Agreement may only be amended with the written consent of (i) the Preferred Majority and (ii) Persons or entities holding a majority of the then outstanding Ordinary Shares. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any holder of Preferred Shares without the written consent of such holder, unless such amendment, termination, or waiver applies to all holders of Preferred Shares in the same fashion. Any amendment effected in accordance with this Section 6.2 shall be binding upon each Party hereto and their respective successors; provided that Company shall promptly give written notice thereof to any Party hereto that has not consented to such amendment.

6.3 Waiver of Rights. To the extent that any party seeks a waiver of rights from any other party, (i) any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares; (ii) any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholders; and any Group Company may waives any of its rights hereunder without obtaining the consent of any other Group Company. Any party may waive compliance by any other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform for the benefit of such waiving party. The Series Angel Investors and the Series Seed Investor hereby waive any and all claims they may have against the Group Companies or the Founder Parties for the failure of the Group Companies or the Founder Parties to complete the relevant obligations as set forth in Section 2.5 and Section 7 under the Series Angel Share Purchase Agreement.

7. PROTECTIVE PROVISIONS.

7.1 Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Exhibit A-1 involving any of the Group Company without the prior written consent of the Preferred Majority. Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favor of such act but the approval of the Preferred Majority has not yet been obtained, the Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1).

7.2 Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Exhibit A-2 involving any of the Group Company without the prior written consent of the Majority of all Preferred Shares.

7.3 Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in Exhibit A-3 involving any of the Group Company without the prior written consent of a majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors).

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For purposes of this Section 7 and the Exhibit A, all references to the “Company” shall refer to each Group Company and their respective Subsidiaries.

7.4 Notwithstanding anything to the contrary contained herein and the Restated M&A, to the fullest extent permitted by the applicable law, the Parties further agree that the Ordinary Shares held by FANG Rui (方锐) directly or indirectly in the Company shall be entitled to four (4) votes per share on all matters submitted for shareholders’ approval (the “Super Voting Right”). Except for the permitted transfers as stipulated in Section 10.1 hereof, upon any Transfer of such Ordinary Shares held by FANG Rui (方锐), the Super Voting Right with respect to such Ordinary Shares held by FANG Rui (方锐) shall be automatically and immediately terminated.

8. BOARD REPRESENTATION; COMMITTEE AND SENIOR MANAGEMENT.

8.1 Designation Right. The Company’s Restated M&A shall provide that the Company’s Board shall consist of up to nine (9) members, which number of members shall not be changed except pursuant to an amendment to the Restated M&A. For so long as NLVC holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, NLVC shall be entitled to designate one (1) Director (the “NLVC Director”). For so long as Hike holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, Hike shall be entitled to designate one (1) Director (the “Hike Director”). For so long as Qiming holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, Qiming shall be entitled to designate one (1) Director (the “Qiming Director”). For so long as SCC holds no less than five percent (5%) of the total Shares of the Company then outstanding on a fully diluted and as converted basis, SCC shall be entitled to designate one (1) Director (the “SCC Director”, together with the NLVC Director, the Hike Director and the Qiming Director, the “Investor Directors”, each an “Investor Director”). The Founder Holdcos shall have the right to appoint and remove up to five (5) Directors (the “Ordinary Directors”, and each an “Ordinary Director”). If the Founder Holdcos only appoint three (3) directors, one Ordinary Director shall have three (3) votes for each of the matters submitted to the Board and the other two Ordinary Directors shall still have one (1) vote for each of the matters submitted to the Board. Subject to the request of any Investors, the board of the Group Company (other than the Company) shall mirror the Board to the extent possible. For avoidance of doubt, for so long as the Key Parties and the Founder Holdcos hold any Share of the Company, the Founder Holdcos shall be entitled to appoint more than the majority of the directors of the Board of the Company. Any vacancy on the Board occurring because of the death, resignation or removal of a Director shall be filled by the vote or written consent of the same shareholder or shareholders who nominated and elected such Director.

8.2 Board Quorum; Meetings, etc. The quorum (which shall exist at the time of the voting as well as the attendance of the Board meeting) of the meetings of the Board shall be five (5) directors, including the presence, in Person or by telephone, electronic or other means of communication, of at least at least two thirds (2/3) of the Investor Directors, provided, however, that if such quorum cannot be obtained for a Board meeting after two (2) consecutive notices of Board meetings have been sent by the Company with the first notice providing not less than fourteen (14) days’ prior notice and the second notice providing not less than five (5) days’ prior notice, then the attendance of any five (5) directors shall constitute a quorum; provided further that matters discussed in such adjourned meeting shall be limited to those stated in the written notices and agendas of the Board meetings. Notices and agendas of Board meetings as well as copies of all board papers shall be sent to all the relevant directors and to the Investors at least fourteen (14) Business Days prior to the relevant Board meeting. Minutes of Board meetings shall be sent to the Investors within thirty (30) days after the relevant meeting. The Company shall hold Board meetings at least once a quarter.

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8.3 Board Observer. In the event that NLVC is no longer entitled to appoint the Investor Director to the Board, NLVC shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that Hike is no longer entitled to appoint the Investor Director to the Board, Hike shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that Qiming is no longer entitled to appoint the Investor Director to the Board, Qiming shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. In the event that SCC is no longer entitled to appoint the Investor Director to the Board, SCC shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. For so long as SIG is not entitled to appoint any director to the Board, SIG shall have the right to appoint an observer to the Board of the Company to attend board meetings of the Company in a non-voting observer capacity. The Company shall provide such observers copies of all notices and materials at the same time and in the same manner as the same are provided to the Directors.

8.4 Committee. Any committees established by the Board or the Group Company shall include at le at least two thirds (2/3) of the Investor Directors.

8.5 Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or its Subsidiaries (“Information”) regarding a wide variety of matters including (1) such Investor’s technologies, plans and services, and plans and strategies relating thereto, (2) current and future investments such Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including technologies, products and services that may be competitive with those of the Company or any of its Subsidiaries, and (3) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including companies that may be competitive with the Company or any of its Subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its Subsidiaries. Such Information may or may not be known by the Investors and the Investor Directors. The Company, as a material part of the consideration for this Agreement, agrees that none of the Investors and the Investor Directors shall have any duty to disclose any Information to the Company or any of its Subsidiaries, or permit the Company or any of its Subsidiaries to participate in any projects or investments based on any Information, or otherwise to take advantage of any opportunity that may be of interest to the Company or any of its Subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Information or that would require any Investor, any representative or the Investor Directors to disclose any such Information to the Company or any of its Subsidiaries or offer any opportunity relating thereto to the Company or any of its Subsidiaries.

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8.6 Assignment. The rights of the Investors set forth in this Section 8 are fully assignable to any Person who holds or is acquiring the Preferred Shares in a permitted transfer; provided, however, that the Company is given a written notice at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned, and such assignee shall receive such assigned rights, subject to all the terms and conditions of this Agreement, including the provisions of Section 4.3 and this Section 6; provided further, that the transferee executes and delivers an Adherence Agreement.

8.7 Insurance and Indemnification. Notwithstanding anything to the contrary in this Agreement or in the Restated M&A, each Group Company shall, jointly and severally, indemnify and hold harmless each Investor Director and his/her alternate to the fullest extent permissible by law, from and against all liabilities, damages, actions, suits, proceedings, claims, costs, charges and expenses suffered or incurred by or brought or made against such Investor Director or his/her alternate as a result of any act, matter or thing done or omitted to be done by him/her in good faith in the course of acting as a Director or alternate Director, as applicable, of the Company or any Group Company, by delivering to such Investor Director or his/her alternate, at the time of his/her appointment as a Director or an alternate Director, an indemnification agreement duly executed by the Company substantially in the form satisfactory to such Investor Director. In addition, the Company shall indemnify each Investor to the maximum extent permitted by applicable laws for any claims brought against such Investor by any third party (including any other Shareholder of the Company) as a result of such Investor’s investments in the Company.

8.8 Director Expenses. The Company shall reimburse each Investor Director for all reasonable out-of-pocket expenses incurred in connection with Board duties and meetings.

9. GOING PUBLIC.

The Founder Parties and the Company undertake to use best efforts to list the Ordinary Shares of the Company (or securities representing the Ordinary Shares of the Company) on the Nasdaq National Market or the Stock Exchange of Hong Kong Limited or any other internationally recognized stock exchange or inter-dealer quotation systems acceptable to a majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors) in a Qualified IPO.

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10. COVENANTS.

10.1 Restrictions on Transfers. From the date of this Agreement until the consummation of a Qualified IPO, subject to Sections 4 and 5 and the provisions of any severance agreement that the Founder Parties may enter into, each Founder Party agrees that, without the prior written consent of the Preferred Majority, he/she/it shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of Shares he/she/it holds in the Company or any of other Group Companies, except (i) the transfer of the Shares held by such Key Party to the applicable Key Party’s parents, children, spouse, or to a custodian, trustee, executor, or other fiduciary for the benefit of such Key Party or such Key Party’s parents, children, spouse for bona fide estate planning purposes and/or the wholly-owned affiliates of such Key Parties (each such transferee, a “Permitted Transferee”) up to ten percent (10%) of the Ordinary Shares that each of the Key Parties holds at the time of transfer. Each Permitted Transferee shall not, directly or indirectly, sell, transfer, pledge, encumber, hypothecate or otherwise dispose of any of Shares he/she/it holds in the Company or any of other Group Companies, and shall enter into a concerted action agreement with the corresponding Key Party to ensure that the voting rights of the transferred Shares remain with such Key Party; or (ii) the transfer of no more than one percent (1%) of the total outstanding Shares of the Company on a fully diluted and as converted basis which is indirectly held by FANG Rui (方锐) through Global Fable Orange Limited after the Closing; for the avoidance of doubt, such transfer shall not be subject to the transfer restriction in Section 4.2 or any other agreement entered into between FANG Rui (方锐) and other Shareholders. In the case that any Share is held by its ultimate beneficial owner through one or more level of holding companies (including without limitation, the Founder Holdcos), any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of change the beneficial ownership of such Share shall be deemed as an indirect transfer of such Shares. The Parties agree that the restrictions on the transfer of the Shares held by the Founder Party contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means any indirect transfer of the Shares. Notwithstanding anything to the contrary contained herein, the transfer restrictions in this Section 10.1, Section 4.2 and Section 5.1 shall not apply to any sale or transfer of Shares for the purpose of implementation of the ESOP of the Company (the “ESOP Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholders to their satisfaction and that any such ESOP Permitted Transferee agrees in writing to be bound by this Agreement and Share Restriction Agreement applicable to the Founder Parties in place of the relevant transferor by executing an Adherence Agreement as provided in Section 6.1(b); provided, further, that such transferor shall remain liable for any breach by such ESOP Permitted Transferee of any provision hereunder.

10.2 Operations of the PRC Companies. To the extent permitted by the PRC laws and commercially reasonable and practical, the Domestic Company shall take all reasonably necessary steps to promptly assign and transfer to the WFOE (pursuant to the Control Documents or otherwise) substantially all of its revenues, earnings and other values and benefits generated from its business operations. The Domestic Company shall, to the extent permitted by applicable law, operate its business at the direction of its board of directors and its shareholders (who have assigned their voting rights to the WFOE). The WFOE shall take all reasonably necessary steps to ensure that the Domestic Company will have funds available to cover its operating expenses and to timely repay its debts as they become due. The Domestic Company, the WFOE and the shareholders of the Domestic Company shall take all reasonably necessary steps to comply with the Control Documents.

10.3 Transfer of the PRC Companies. To the extent permitted by PRC laws and upon the written request of the WFOE, the Key Parties shall, and the Covenantors shall cause other shareholders of the Domestic Company to transfer their equity interests in Domestic Company in part or in whole to the WFOE or the designee of the WFOE at the WFOE’s sole and absolute discretion at such price described in the Control Documents.

10.4 ESOP. To the extent practicable under PRC laws, the Group Companies shall cause to be filed and registered with the competent local branch of the State Administration of Foreign Exchange of the PRC with respect to the establishment and adoption of the ESOP.

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10.5 Controlled Foreign Corporation. The Company will provide written notice to the Investors as soon as practicable if at any time the Company becomes aware that it or any Group Company has become a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the United States Internal Revenue Code of 1986 (the “Code”). Upon written request of any Investor who is a United States shareholder (if applicable) within the meaning of Section 951(b) of the Code, the Company will (i) use best efforts to provide in writing such information as is in its possession and reasonably available concerning its shareholders to assist such Investor in determining whether the Company is a CFC and (ii) provide such Investor with reasonable access to such other Company information as is in the Company’s possession and reasonably available as may be required by such Investor (A) to determine the Company’s status as a CFC, (B) to determine whether such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in Section 952 of the Code) on its United States federal income tax return, or (C) to allow such Investor to otherwise comply with applicable United States federal income tax laws.

10.6 Passive Foreign Investment Company. In connection with a “Qualified Electing Fund” election (a “QEF Election”) made by any Investor pursuant to Section 1295 of the Code or a “Protective Statement” filed by any Investor pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide such Investor with annual financial information in the form to the satisfaction of such Investor as soon as reasonably practicable following the end of each taxable year of such Investor (but in no event later than forty-five (45) days following the end of each such taxable year), and shall, upon the request in writing by such Investor, provide such Investor with access to such other information, as is in the Company’s possession and reasonably available, as may be required for purposes of filing U.S. federal income tax returns in connection with such QEF Election or Protective Statement. In the event that it is determined by the Company’s or any Investor’s tax advisors that the control documents in place between one or more of the Company’s wholly owned Subsidiaries and/or the Company, on the one hand, and any of the Group Companies organized in the PRC that is not a wholly foreign owned enterprise, on the other hand, does not allow the Company to look through the Group Companies to their assets and income for purposes of the PFIC rules and regulations under the Code, the Company shall use its best efforts to take such actions as are reasonably necessary or advisable, including the amendment of such control documents, to qualify for such look-through treatment of the Group Companies under the PFIC rules and regulations under the Code.

10.7 Anti-Corruption. Each of the Group Companies covenants that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of its or their respective directors, administrators, officers, managers, board of directors (supervisory and management) members, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law.

10.8 Control Documents. The Covenantors and the Group Companies shall ensure that each party to the relevant Control Documents fully perform its or his respective obligations thereunder and carry out the terms and the intent of the Control Documents. Any termination, or modification or waiver of, or amendment to any Control Documents shall require the written consent of the Preferred Majority. If any of the Control Documents becomes illegal, void or unenforceable under the PRC laws after the date hereof, the Parties (other than the Investors) shall devise a feasible alternative legal structure reasonably satisfactory to the Investors which gives effect to the intentions of the parties in each Control Document and the economic arrangement thereunder as closely as possible, and each Investor shall have the right but not the obligation, to obtain or designate an Affiliate to obtain a certain amount of equity interests in the Domestic Company (through a transfer of equity interests from the shareholders of the Domestic Company, subscription of registered capital in the Domestic Company or otherwise as determined solely by such Investor), resulting in a total equity interest holding in the Domestic Company equal to such Investor’s shareholding in the Company to the extent permitted by the applicable laws.

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11. CONFIDENTIALITY AND NON-DISCLOSURE.

11.1 Disclosure of Terms. Each Party hereto acknowledges that the terms and conditions (collectively, the “Terms”) of this Agreement, the other Transaction Documents, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by it to any third party except in accordance with the provisions set forth below. Each Investor agrees with the Company that such Investor will keep confidential and will not disclose or divulge, any information which such Investor obtains from the Company, pursuant to financial statements, reports, presentations, correspondence, and any other materials provided by the Company to, or communications between the Company and such Investor, or pursuant to information rights granted under this Agreement or any other related documents, unless the information is known, or until the information becomes known, to the public through no fault of such Investor, or unless the Company gives its written consent to such Investor’s release of the information.

11.2 Press Releases.

No announcement regarding any Investor and its investment in the Company in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without such Investor’s prior written consent, which consent may be withheld at such Investor’s sole discretion.

11.3 Permitted Disclosures. Notwithstanding anything in the foregoing to the contrary,

(a) the Company may disclose any of the Terms to its current or bona fide prospective investors, directors, officers, employees, shareholders, investment bankers, lenders, accountants, auditors, insurers, business or financial advisors, and attorneys, in each case only where such Persons or entities are under appropriate nondisclosure obligations imposed by professional ethics, law or otherwise;

(b) each Investor (and its fund manager) may disclose its investment in the Company to third parties or to the public at its sole discretion and in relation thereto may use the Company’s logo and trademark and may include links to the Company’s website (without requiring the Company’s further consent). If it does so, the other parties shall have the right to disclose to third parties any such information disclosed in a press release or other public announcement by such Investor;

(c) each Investor shall have the right to disclose:

(i) any information to its Affiliate, such Investor’s and/or its Affiliate’s employee, legal counsel, auditor, insurer, accountant, consultant or to an officer, director, investment counsel or advisor, or employee of such Investor, or its Affiliate or any of their respective investors or Affiliates, provided, however, that any of the foregoing Persons shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, law or otherwise;

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(ii) any information for fund and inter-fund reporting purposes;

(iii) any information as required by law, government authorities, exchanges and/or regulatory bodies, including by the Securities and Futures Commission of the Hong Kong Special Administrative Region, the China Securities and Regulatory Commission of the PRC or the Securities and Exchange Commission of the United States (or equivalent for other venues); and/or

(iv) any information to bona fide prospective purchasers/investors of any share, security or other interests in the Company, and

(v) any information contained in press releases or public announcements of the Company pursuant to Section 11.2 above.

(d) the confidentiality obligations set out in this Section 11 do not apply to:

(i) information which was in the public domain or otherwise known to the relevant party before it was furnished to it by another party hereto or, after it was furnished to that party, entered the public domain otherwise than as a result of (i) a breach by that party of this Section 11 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to that party;

(ii) information the disclosure of which is necessary in order to comply with any applicable law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority; or

(iii) the disclosure of information by any director of the Company to its appointer or any of its affiliate or otherwise in accordance with the provisions of this Section 11.3.

11.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation pursuant to securities laws and regulations) to disclose the existence of this Agreement or any Terms in contravention of the provisions of this Section 11, such party (the “Disclosing Party”) shall if and to the extent that it can lawfully do so provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any Non-Disclosing Party.

12. MISCELLANEOUS.

12.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

32

12.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such provisions. Each transferee, successors, or assignee of an Investor shall become a party of this Agreement by executing and delivering to the Company an Adherence Agreement in the form attached hereto as Exhibit B. No Covenantor may assign its or his or her rights or delegate its or his or her obligations under this Agreement without the written consent of the Investors.

12.3 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

12.4 Entire Agreement. This Agreement, the Series C2 Share Purchase Agreement, the Share Restriction Agreements and any other Transaction Document, together with all the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Prior SHA, which shall terminate and have no force or effect as of the date hereof.

12.5 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; (c) when sent by e-mail, upon properly addressing to the parties as set forth below and sending out through an e-mail system; or (d) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given in Exhibit D, or designate additional addresses, for purposes of this Section 12.5, by giving the other party written notice of the new address in the manner set forth above.

12.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of the aggrieved party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties shall be cumulative and not alternative.

33

12.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.8 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by electronic PDF or facsimile transmission, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.9 Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.10 Adjustment for Share Splits, etc. Whenever in this Agreement there is a reference to a specific number or percentage of the Preferred Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.11 Most Favoured Investors. The Covenantors jointly and severally undertake to the Investors that the rights, privileges or protections granted, issued, or provided to the Series Seed Investor or the Series Angel Investors, the Series B Investors or the Series C1 Investors (each, a “Relevant Person”) are all stipulated in the Transaction Documents and are no favorable than those granted to the Investors. In the event any Group Company grants, issues, or provides any Relevant Person any right, privilege or protection more favorable than those granted to the Investors, the Investors shall have the right to require that such Group Company concurrently grants, issues, or provides the same rights, privileges or protections to the Investors pari passu with such Relevant Person. By signing the Transaction Documents, the Parties agree that the all of the right, privilege or protection granted by the Group Company to the Relevant Person is now prescribed in the Transaction Documents and this Section 12.11 shall cease to be effective and binding on the Parties herein after the Closing.

12.12 Pronouns and etc. For all purposes of this Agreement, except as otherwise expressly provided, (a) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (c) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (d) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, and (e) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated.

34

12.13 Dispute Resolution.

(a) Negotiation between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the HKIAC Administered Arbitration Rules in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the HKIAC Administered Arbitration Rules; and (ii) the language of the arbitration shall be Chinese. Notwithstanding anything in this Agreement or in the HKIAC Administered Arbitration Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Investors unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of an Investor or any of its Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.14 Shareholders Agreement to Prevail. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated M&A, the terms of this Agreement shall prevail in all respects as regards the Parties (other than the Company). The Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated M&A so as to eliminate such inconsistency. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the charter documents for any of the Group Companies, or in the event of any dispute related to any such charter documents, the terms of this Agreement shall prevail in all respects as regards the Parties hereto except for the Company, the Parties hereto other than the Company shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the charter documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such charter documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

12.15 Termination of Rights. This Agreement and all rights and covenants contained herein, except for obligations set forth in Sections 1, 3, 6, 10, 11, and 12, shall terminate on the closing of a Qualified IPO. If for the purpose of a Qualified IPO and as approved by such Investor, the Group Companies are required or advised by their counsel to conduct a reorganization, each Investor may elect to waive any or all of its preferred or special rights hereunder, effective as of the completion of such reorganization; provided that, in the event that the Qualified IPO does not occur within twelve (12) months after the completion of such reorganization, each of the Group Companies and the Key Parties shall take all such actions as necessary or desirable to restore all the rights and privileges of such Investor contained herein, including without limitation (i) causing the Company to amend the Restated M&A, (ii) causing the Company to issue to such Investor applicable class and number of shares of the Company, and (iii) entering into agreements containing substantially the same terms and conditions hereof.

35

12.16 Effective Date and Termination. This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing of the Series C2 Share Purchase Agreement, the date on which the Closing takes effect being referred to as the “Effective Date”. This Agreement shall terminate upon mutual consent of the Parties hereto, and any right of a Party set forth hereunder (other than the relevant Group Company) shall cease if such Party no longer holds, directly or indirectly, any Equity Securities of the Company. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

12.17 Waivers. Each Investors hereby waives its claim, right and remedy against any Executive Covenantors and Non-Executive Covenantors’ failure to timely fulfill the covenants as set forth in Sections 7.27 and Section 7.28 of the Series B Share Purchase Agreement.

12.18 Incorporation by Reference. Articles 16, 17, 19, 103 and 128 of the Restated M&A (and for the purpose of this Section 12.18, the definitions of the defined terms used in the aforesaid Articles as provided in the Restated M&A) shall be incorporated into this Agreement and constitute an integral part of this Agreement. The Shareholders agree to give effect to and the Company shall provide all necessary assistances to the exercise of the aforementioned conversion rights, anti-dilution rights, dividends rights, redemption rights and liquidation rights by the holders of relevant Preferred Shares. The provisions in the Restated M&A shall be incorporated by reference into this Agreement and shall, to the maximum extent applicable, be enforceable against the Parties hereto as if such provisions were part of this Agreement.

[Signature Pages Follow]

36

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

YUANBAO INC. (元保控股有限公司)

By:	/s/ FANG Rui
Name: FANG Rui (方锐) Title: Director

THE HK COMPANY:

YUANBAO (Hong Kong) LIMITED

By:	/s/ FANG Rui
Name: FANG Rui (方锐) Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOMESTIC COMPANY:

Yuanbao Shuke (Beijing) Technology Co., Ltd.(元保数科（北京）科技有限公司 (Seal)

By:	/s/ FANG Rui
Name: FANG Rui (方锐)
Title: Legal Representative

WFOE:

Yuanbao Kechuang (Beijing) Technology Co., Ltd. (元保科创（北京）科技有限公司) (Seal)

By:	/s/ FANG Rui
Name: FANG Rui (方锐)
Title: Legal Representative

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOMESTIC SUBSIDIARY 1:

Beijing Lemon Jieyou Technology Development Co., Ltd. (北京柠檬解忧科技发展有限公司) (Seal)

By:	/s/ SUN Shuli
Name: SUN Shuli（孙舒立）
Title: Legal Representative

DOMESTIC SUBSIDIARY 2:

Yuanbao Muyi (Beijing) Technology Co., Ltd (元保木易（北京）科技有限公司) (Seal)

By:	/s/ SUN Shuli
Name: SUN Shuli (孙舒立)
Title: Legal Representative

DOMESTIC SUBSIDIARY 3:

Yuanbao Insurance Broker (Beijing) Co., Ltd (元保保险经纪（北京）有限公司) (Seal)

By:	/s/ SUN Shuli
Name: SUN Shuli (孙舒立)
Title: Legal Representative

DOMESTIC SUBSIDIARY 4:

Beijing Xingchen Lekang Technology Co., Ltd (北京星辰乐康科技有限公司) (Seal)

By:	/s/ SUN Shuli
Name: SUN Shuli (孙舒立)
Title: Legal Representative

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE KEY PARTIES:

/s/ FANG Rui
FANG Rui (方锐)

/s/ SUN Shuli
SUN Shuli (孙舒立)

/s/ LI Ying
LI Ying (李颖)

/s/ WANG Bo
WANG Bo (王波)

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE FOUNDER HOLDCOS:

Global Running Lion Limited

By:	/s/ FANG Rui
Name: FANG Rui (方锐)
Title: Director

Global Fable Orange Limited

By:	/s/ FANG Rui
Name: FANG Rui (方锐)
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

FRANCHISE FUND LP

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

GEOMETRY VENTURES LIMITED

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Quadrant Ventures Limited

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

SINO-FRENCH (INNOVATION) FUND II

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Hike Capital L.P.
By:

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

HIKE Capital III L.P.
By:

By:	/s/ Authorized Signatory
Name:
Title:	Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Northern Light Venture Capital V, Ltd.

By:	/s/ Jeffrey D. Lee
Name: Jeffrey D. Lee
Title: Director

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QIMING VENTURE PARTNERS VII, L.P., a Cayman Islands exempted limited partnership

By:	QIMING GP VII, LLC, a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

QIMING VII STRATEGIC INVESTORS FUND, L.P., a Cayman Islands exempted limited partnership

By:	QIMING GP VII, LLC, a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

SIG Global China Fund I, LLLP

By: SIG Asia Investment, LLLP,
Its Authorized Agent

By: Heights Capital Management, Inc.,
Its Authorized Agent

By:	/s/ Michael Spolan
Name: Michael Spolan
Title: General Counsel

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INVESTOR:

Deep Mind Holdings Limited

By:	/s/ Authorized Signatory
Name:
Title: Authorized Signatory

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule A-1

Key Parties

[***]

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule A-2

Founder Holdcos

[***]

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule B

Series Seed Investor

[***]

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule C

Series Angel Investors

[***]

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule D

Series B Investors

[***]

Signature Page to the Fourth Amended and Restated Shareholders Agreement

– Yuanbao Inc. (元保控股有限公司)

Schedule E

Series C1 Investors

[***]

Schedule F

Series C2 Investors

[***]

Annex A

Definitions

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Series C2 Share Purchase Agreement.

“Additional Number” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Adherence Agreement” has the meaning ascribed to it in Section 6.1(b) of this Agreement.

“Affiliate” means, in respect of a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, and without limiting the generality of the foregoing, (a) in the case of a natural Person, shall include, without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, (b) in the case of any Investor, shall include (i) any Person who holds Shares as a nominee for such Investor, (ii) any shareholder of such Investor, (iii) any entity or individual which has a direct and indirect interest in any of such Investor (including, if applicable, any general partner or limited partner) or any fund manager thereof; (iv) any Person that directly or indirectly Controls, is Controlled by, under common Control with, or is managed by any of such Investor, its shareholder, the general partner or the fund manager of any of such Investor or its shareholder, (v) the relatives of any individual referred to in (ii), (iii) and (iv) above, and (vi) any trust Controlled by or held for the benefit of such individuals. For the avoidance of doubt, neither of the Investors shall be deemed to be an Affiliate of any Group Company.

“Agreement” has the meaning ascribed to it in the introductory paragraph of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Day” or “business day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the Cayman Islands, the United States, the Hong Kong Special Administrative Region or the PRC.

“CFC” has the meaning ascribed to it in Section 10.5 of this Agreement.

“Claim Notice” has the meaning ascribed to it in Section 3.8I of this Agreement.

“Closing” has the meaning ascribed to it in the Series C2 Share Purchase Agreement.

“Co-Sale Right Holder” as the meaning ascribed to it in Section 5.1 of this Agreement.

“Code” has the meaning ascribed to it in Section 10.5 of this Agreement.

“Company” has the meaning ascribed to it in introductory paragraph A. of this Agreement.

“Control”, shall mean, with respect to any Person, the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, contractual arrangement or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors or similar governing body of such Person. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Control Documents” has the meaning ascribed in the Series C2 Share Purchase Agreement.

“Conversion Shares” shall mean Ordinary Shares issuable or issued upon conversion of the Preferred Shares.

“Covenantors” has the meaning ascribed to it in the Series C2 Share Purchase Agreement.

“Director” shall mean a member of the board of directors of the Company.

“Disclosing Party” has the meaning ascribed to it in Section 11.4 of this Agreement.

“Domestic Company” is defined in the introductory paragraph D. of this Agreement.

“Domestic Subsidiaries” is defined in the introductory paragraph H. of this Agreement.

“ESOP” shall mean the employee share option plan of the Company to be adopted as soon as practicable after the Closing and such other arrangements, contracts, or plans as are recommended by the manager and approved by the Board and as amended from time to time in accordance with this Agreement.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934, as amended.

“Executive Covenantors” means FANG Rui (方锐), Global Fable Orange Limited, Global Running Lion Limited (in its capacity with respect to all of its ordinary shares issued to FANG Rui (方锐)) and the Group Companies, unless the text specifically indicates otherwise.

“Founder Parties” and “Founder Party” are defined in the introductory paragraph J. of this Agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of the United States (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Final Prospectus” has the meaning ascribed to it in Section 3.8(d) of this Agreement.

“First Participation Notice” has the meaning ascribed to it in 4.1(d)(i) of this Agreement.

“First Refusal Period” has the meaning ascribed to it in 4.2I of this Agreement.

“Form F-3” has the meaning ascribed to it in Section 3.2I of this Agreement.

“Form S-3” has the meaning ascribed to it in Section 3.2I of this Agreement.

“Founder Holdcos” and “Founder Holdco” are defined in the introductory paragraph J. of this Agreement.

“Group Companies” shall mean Company, the HK Company, the WFOE, the Domestic Company, the Domestic Subsidiaries, together with each Subsidiary of any of the foregoing (each a “Group Company”).

“Holder” has the meaning ascribed to it in Section 3.2(d) of this Agreement.

“HK Company” is defined in the introductory paragraph B. of this Agreement.

“Hike” shall mean Hike Capital L.P. and HIKE Capital III L.P., as applicable.

“Hike Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“IFRS” shall mean the International Financial Reporting Standards, as amended from time to time.

“Information” has the meaning ascribed to it in Section 8.5 of this Agreement.

“Information Rights” has the meaning ascribed to it in Section 2.1 of this Agreement.

“Initiating Holders” has the meaning ascribed to it in Section 3.3(b) of this Agreement.

“Investment Securities” shall mean the Preferred Shares and the Conversion Shares.

“Investor Directors” or “Investor Director” shall have the meaning ascribed to it in Section 8.1.

“Investors” or “Investor” shall have the meaning ascribed to it in introductory paragraph N. of this Agreement.

“Key Employees” and “Key Employees” shall have the meaning ascribed in the Series C2 Share Purchase Agreement.

“Key Parties” and “Key Party” shall have the meaning ascribed to it in introductory paragraph I. of this Agreement.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by contract, understanding, law, equity or otherwise.

“Management Rights Letter” has the meaning ascribed in the Series C2 Share Purchase Agreement.

“Majority of all Preferred Shares” shall mean holders representing more than fifty percent (50%) of the outstanding Preferred Shares, voting as a single class.

“New Securities” has the meaning ascribed to it in Section 4.1I of this Agreement.

“NLVC” shall mean Northern Light Venture Capital V, Ltd.

“NLVC Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Non-Disclosing Parties” has the meaning ascribed to it in Section 11.4 of this Agreement.

“Non-Executive Covenantors” means SUN Shuli (孙舒立), WANG Bo (王波), LI Ying (李颖) and Global Running Lion Limited (in its capacity with respect to the ordinary shares issued to SUN Shuli (孙舒立), WANG Bo (王波) and LI Ying (李颖) respectively).

“Non-Selling Shareholder” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Ordinary Directors” and “Ordinary Director” shall have the meaning ascribed to it in Section 8.1.

“Ordinary Shareholders” shall mean the holders of the Ordinary Shares of the Company.

“Ordinary Shares” shall mean the ordinary shares of the Company, par value US$0.0001 per share.

“Oversubscription Participants” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Participation Rights Holder” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“Party” or “Parties” is defined in the introductory paragraph of this Agreement.

“Permitted Transferee” has the meaning ascribed to it in Section 10.1 of this Agreement.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PFIC” referes to “passive foreign investment company” and has the meaning ascribed to it in Section 1297 of the Code.

“PRC” shall mean the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the Islands of Taiwan.

“PRC Companies” means the WFOE, the Domestic Company, the Domestic Subsidiaries and its or their Subsidiaries or entities otherwise Controlled (including through VIE structure) by the foregoing (if any), and each, a “PRC Company”.

“PRC GAAP” shall mean the generally accepted accounting principles in the PRC.

“Preferred Majority” shall mean the holders representing more than two thirds (2/3) of the Preferred Shares then outstanding, voting as a single class.

“Preferred Shares” shall mean the Company’s redeemable and convertible preference shares of any class or series, including without limitation, the Series Seed Preferred Shares, the Series Angel Preferred Shares, the Series B Preferred Shares, the Series C1 Preferred Shares and the Series C2 Preferred Shares.

“Preferred Shareholders” shall mean the holders of the Preferred Shares of the Company.

“Principal Business” has the meaning ascribed to it in the Series C2 Share Purchase Agreement.

“Pro Rata Co-Sale Share” has the meaning ascribed to it in Section 5.1(a) of this Agreement.

“Pro Rata Share” has the meaning ascribed to it in Section 4.1(b) of this Agreement.

“Prohibited Transfer” has the meaning ascribed to it in Section 5.4(a) of this Agreement.

“QEF Election” has the meaning ascribed to it in Section 10.9 of this Agreement.

“Qiming” shall mean Qiming Venture Partners VII, L.P. and Qiming VII Strategic Investors Fund, L.P.

“Qiming Director” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Qualified IPO” shall mean a public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) registered under the Securities Act with proceeds to the Company of at least US$150 million and an implied, pre-money valuation of US$1.5 billion or more, or in a similar public offering of Ordinary Shares in a jurisdiction and on an internationally recognized securities exchange or inter-dealer quotation system outside of the United States, including the Stock Exchange of Hong Kong Limited, provided such public offering is equivalent to the aforementioned in terms of offering proceeds and regulatory approval, and is approved by a majority of the votes of the Directors (including the affirmative votes of all Preferred Shares at least two thirds (2/3) of the Investor Directors).

“Registrable Securities” has the meaning ascribed to it in Section 3.2(b) of this Agreement.

“Restated M&A” shall mean the Fifth Amended and Restated Memorandum and Articles of Association of the Company in the form attached as Exhibit A to the Series C2 Share Purchase Agreement, as amended from time to time.

“Request Notice” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Request Securities” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

“Right of Participation” has the meaning ascribed to it in Section 4.1(a) of this Agreement.

“Registrable Securities then outstanding” has the meaning ascribed to it in Section 3.2I of this Agreement.

“SCC” shall mean GEOMETRY VENTURES LIMITED and Quadrant Ventures Limited.

“SCC Warrant” shall have the meaning as defined in the Series C1 Share Purchase Agreement.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Participation Notice” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Participation Period” has the meaning ascribed to it in Section 4.1(d)(ii) of this Agreement.

“Second Transfer Notice” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Second Refusal Period” has the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Selling Shareholders” and “Selling Shareholder” have the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Series Seed Investor” is defined in introductory paragraph K. of this Agreement.

“Series Seed Preferred Shares” shall mean the series seed preferred shares of the Company, par value US$0.0001 per share.

“Series Seed Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Series Angel Investor” or “Series Angel Investors” is defined in introductory paragraph L. of this Agreement.

“Series Angel Preferred Shares” shall mean the series angel preferred shares of the Company, par value US$0.0001 per share.

“Series Angel Preferred Shareholders” shall mean the holders of the Series Angel Preferred Shares.

“Series Angel Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Series B Investor” or “Series B Investors” is defined in introductory paragraph M. of this Agreement.

“Series B Preferred Shares” shall mean the series B preferred shares of the Company, par value US$0.0001 per share.

“Series B Preferred Shareholders” shall mean the holders of the Series B Preferred Shares.

“Series B Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Series C1 Investor” or “Series C1 Investors” is defined in introductory paragraph N. of this Agreement.

“Series C1 Preferred Shares” shall mean the Series C1 preferred shares of the Company, par value US$0.0001 per share.

“Series C1 Preferred Shareholders” shall mean the holders of the Series C1 Preferred Shares.

“Series C1 Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Series C2 Investor” or “Series C2 Investors” is defined in introductory paragraph O. of this Agreement.

“Series C2 Preferred Shares” shall mean the Series C2 preferred shares of the Company, par value US$0.0001 per share.

“Series C2 Preferred Shareholders” shall mean the holders of the Series C2 Preferred Shares.

“Series C2 Share Purchase Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Share Restriction Agreements” shall mean (i) certain fourth amended and restated share restriction agreement entered into by and among the Company, FANG Rui (方锐), Global Fable Orange Limited and the Investors dated April 13, 2021; and (ii) certain fourth amended and restated share restriction agreement entered into by and among the Company, the Key Parties, Global Running Lion Limited and the Investors dated April 13, 2021.

“Share Sale” shall mean the acquisition of any Group Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of such Group Company’s voting power outstanding before such transaction is transferred

“Shareholders” shall mean the Ordinary Shareholders and the Preferred Shareholders (each a “Shareholder”), unless the text specifically indicate otherwise.

“Shareholders Agreement” has the meaning ascribed to it in the recitals of this Agreement.

“Shares” shall mean all Preferred Shares and all Ordinary Shares now owned or subsequently acquired by any shareholder.

“Subsidiary” or “subsidiary” shall mean, with respect to any subject entity (the “subject entity”), (i) any company, partnership or other entity (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP, PRC GAAP, IFRS or other accounting principles approved by Majority of all Preferred Shares, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include but not limited to the HK Company, the WFOE and the Domestic Company and the Domestic Subsidiaries.

“Subsequent Non-Selling Shareholders” and “Subsequent Non-Selling Shareholder” shall have the meaning ascribed to it in Section 4.2(d) of this Agreement.

“Terms” has the meaning ascribed to it in Section 11.1 of this Agreement.

“Trade Sale” shall mean any of the following events:

1.	the Share Sale;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of any Group Company; or

2.	the exclusive licensing of all or substantially all of any Group Company’s intellectual properties.

“Transaction Documents” shall mean this Agreement, the Series C2 Share Purchase Agreement, the Restated M&A, the Share Restriction Agreements, the Control Documents, the Management Rights Letter, the exhibits attached to any of the foregoing and any other document, certificate, and agreement delivered in connection with the transactions contemplated hereby and thereby.

“Transfer” shall mean sell, assign, transfer or dispose of in any way the Shares to any Person, whether directly or indirectly.

“Transfer Notice” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“Transfer Shares” has the meaning ascribed to it in Section 4.2(b) of this Agreement.

“U.S. GAAP” shall mean the accounting principles generally accepted in the United States.

“Violation” has the meaning ascribed to it in Section 3.8(a) of this Agreement.

“WFOE” is defined in the introductory paragraph C. of this Agreement.

EXHIBIT A-1

Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Exhibit A-1 involving any of the Group Company, without the prior written consent of the Preferred Majority. Notwithstanding anything to the contrary contained herein, where any act listed below requires the approval of the Shareholders in accordance with the Statute, and if the Shareholders vote in favor of such act but the approval of the Preferred Majority has not yet been obtained, the Shareholders who vote against such act at a meeting of the Shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the Shareholders who voted in favor of such act plus one (1):

(a)

any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any Preferred Share or any actions that reclassifies any outstanding shares into shares having preference or priority as to dividends or assets senior to or on a parity with the preference of any Preferred Share;

(b)

any increase, decrease or cancellation of the authorized or issued number of shares of any class or registered capital of any Group Company (except the PRC Companies, under the premise that the shareholding structure of the PRC Companies is unchanged), or any issuance of any securities of any Group Company having preference or priority senior to or on a parity with the preference of any Preferred Share;

(c)

any authorization, creation, issuance or purchase of any new securities (except the PRC Companies, under the premise that the shareholding structure of the PRC Companies is unchanged), options, warrants or any instruments that are convertible into securities of any Group Company, excluding (x) any issuance of Ordinary Shares upon conversion of any Preferred Share; (y) any issuance of securities as a dividend or distribution on any Preferred Shares; and (z) any issuance of shares under the employee share option plan of the Company approved by the Board;

(d)

any action that repurchases, redeems or retires any voting securities of any Group Company other than pursuant to Article 19 of the Restated M&A, or any issuance of shares with any repurchase or redemption right;

(e)	any shares subdivision, share splits, reverse share splits, share reclassification or other forms of capital restructuring of any Group Company;

(f)

any consent to any proceeding seeking liquidation, winding up, dissolution of any Group Company or other Deemed Liquidation Events (as defined in Article 128 of the Restated M&A), reorganization, or arrangement of any Group Company under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(g)

entering into new business completely different from the Principle Business of any Group Company or completely different from the business any Group Company plans to conduct, or cessation to conduct the Principle Business of any Group Company as currently conducted;

(h)	any approval of the sale, transfer or otherwise disposal of the shares of any Group Company (other than any transfer by any Preferred Shareholder);

(i)	any alteration or amendment to the memorandum and/or articles of association or other charter documents of the Company;

(j)

any disposition of material business, all, material all or a majority of the assets, goodwill, business or intellectual property of the Group Companies outside the annual operation plan of the Group Companies, or any merger, amalgamation, consolidation in excess of RMB10,000,000 or Trade Sale with respect to any Group Company;

(k)	any increase or decrease in the number of directors of the board of any Group Company or any amendment or change of the rights of the Board;

(l)	any declaration, set aside or payment of a dividend or other distribution in any kind by any Group Company;

(m)

any entering into, termination, modification or waiver of, or any amendment to, any of the Control Documents or any contractual arrangements that would allow the Company to consolidate the financial statements of any person with those of the Company for financial reporting purposes via contractual control;

(n)	any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

EXHIBIT A-2

Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Exhibit A-2 involving any of the Group Company, without the prior written consent of the Majority of all Preferred Shares:

(a)

any adoption of or amendment to the annual budget for the Group Companies (including any capital expenditure budget, operating budget and financing plan), which shall be approved prior to the beginning of each financial year;

(b)

any purchase of assets in excess of RMB10,000,000 beyond the annual budget approved by the Majority of all Preferred Shares or any equity investment in excess of RMB10,000,000 in any third party by any of the Group Companies;

(c)	the appointment or removal of any auditor of the Group Companies or any material change in the accounting standard of the Group Companies.

EXHIBIT A-3

Notwithstanding anything to the contrary in this Agreement or the Restated M&A, and in addition to such other limitations as may be provided in the Restated M&A and any applicable law, and for the purpose of the better development of the Group Companies, none of the Group Companies shall take, and the Company and the Key Parties shall ensure that no Group Company may take, any of the actions (whether in a single transaction or a series of related transactions) that effects or approves any of the transactions listed in this Exhibit A-3 involving any of the Group Company without the prior written consent of a majority of the votes of the Directors (including the affirmative votes of at least two thirds (2/3) of the Investor Directors):

(a)

the initial public offering of any of the shares or other equity securities of any Group Company, and the determination of the listing venue, underwriter, exchanges, valuation, terms and other conditions of the initial public offering;

(b)

adoption or amendment or administration of any general or overall employee stock or option incentive plan or any other equity bonus or incentive, purchase or participation plan or other similar plans of any Group Companies for the benefit of employees, officers, directors, contractors, advisors or consultants;

(c)

assumption of any loan or facility by any Group Company (except for any loan or facility among the Group Companies) in excess of RMB10,000,000 in a single transaction or RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(d)

any lending of money by any Group Company to any third party (except for any lending of money among the Group Companies) in excess of RMB15,000,000 in a single transaction or in excess of RMB 30,000,000 in aggregate in any consecutive twelve (12) months beyond the annual budget approved by the Majority of all Preferred Shares;

(e)	any approval of the appointment, resignation or removal of the chief executive officer and chief financial officer of the Company, HK Company, WOFE and the Domestic Company;

(f)

any expenditure of the Group Companies in excess of RMB10,000,000 in a single transaction or RMB25,000,000in aggregate in any consecutive twelve (12) months beyond the annual budget approved by the Majority of all Preferred Shares;

(g)	any purchase of real estate properties in excess of RMB10,000,000 individually or RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(h)	any sale, transfer, license, pledge, or otherwise disposal of the trademarks, patent, or other intellectual properties of the Group Companies (except among the Group Companies);

(i)

any sale, mortgage, pledge, lease, transfer or otherwise disposal of any assets (except for the intellectual properties) of the Group Companies (except among the Group Companies) which is (i) outside the ordinary course of business of the Group Companies and beyond the annual budget, and (ii) in excess of RMB25,000,000 in aggregate in any consecutive twelve (12) months;

(j)	any issuance of any virtual coin, tokens, equivalent exchangeable virtual currency or similar interests in any matter by any Group Company;

(k)	any increase in compensation of any of the five (5) most highly compensated employees of the Group Companies by more than fifty percent (50%) in any consecutive twelve (12) month period;

(l)	any settlement of any litigation, arbitration or legal disputes of the Group Companies with the value in excess of RMB10,000,000;

(m)

any provision of any guarantee or lien for any third party, or otherwise create encumbrance over the assets of any Group Company in excess of RMB10,000,000 individually or in excess of RMB25,000,000 in aggregate in any consecutive twelve (12) months except for those as set forth in the annual budget approved by the Majority of all Preferred Shares or any guarantee or lien among the Group Companies;

(n)

any transaction or series of transactions (except for the Control Documents, the employment agreements or purchasing insurance through any Group Company by any of the Group Company’s employees, officers, directors or shareholders or any Affiliate of the foregoing) involving a Group Company, on the one hand, and any other Group Company, or any Group Company’s employees, officers, directors or shareholders or any Affiliate of the foregoing, on the other hand;

(o)	approval or amendment of the Competitors List of the Company;

(p)

any Key Employees either on his or her own account or through any of his or her Affiliates, or in conjunction with or on behalf of any other Person, (i) possess, directly or indirectly, the power to direct or cause the direction of the management and business operation of any entity (excluding the Group Companies) whether (A) through the ownership of any equity interest in such entity, or (B) by occupying half or more of the board seats of the entity; or (C) by contract or otherwise; or (ii) devote time to carry out the business operation of any other entity (excluding the Group Companies);

(q)	any appointment of any persons to be members of any committees established by the Board or the Group Company or local boards or any managers or agents;

(r)	any action by a Group Company (if applicable) to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

EXHIBIT B

ADHERENCE AGREEMENT

This Adherence Agreement (“Adherence Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Fourth Amended and Restated Shareholders Agreement dated as of April 13, 2021 (the “Agreement”) by and among Yuanbao Inc. (元保控股有限公司) , a Cayman Islands exempted company (the “Company”) and certain of its shareholders and certain other parties named thereto, and in consideration of the Shares acquired by the Transferee thereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adherence Agreement, the Transferee agrees as follows:

1. Acknowledgment. Transferee acknowledges that Transferee is acquiring [number] [Series C2 Preferred /Series C1 Preferred /Series B Preferred /Series Angel Preferred /Series Seed Preferred /Ordinary] Shares of the Company (the “Shares”) from [name of transferor] (the “Transferor”), subject to the terms and conditions of the Agreement.

2. Agreement. Immediately upon transfer of the Shares, Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement applicable to the Transferor, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a/an [Ordinary Shareholder thereunder (if transferor is an Ordinary Shareholder)] /[Series C2 Investor thereunder (if transferor is a Series C2 Investor)]/[Series C1 Investor thereunder (if transferor is a Series C1 Investor)] /[Series B Investor thereunder (if transferor is a Series B Investor)] /[Series Seed Investor thereunder (if transferor is a Series Seed Investor)] /[Series Angel Investor thereunder (if transferor is a Series Angel Investor)].

3. Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

4. Governing Law. This Adherence Agreement shall be governed in all respects by the laws of the Hong Kong Special Administrative Region without regard to conflicts of law principles.

EXECUTED AND DATED this ______ day of _________________, ____.

TRANSFEREE:

By:

Name:
Title:

Attn:
Address:
Tel:
Fax:
Email:

EXHIBIT C

Competitor List

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EXHIBIT D

NOTICES

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